▪info@skyebioscience.com +1 (858) 410-0266	▪ 11250 El Camino Real, Suite 100 San Diego, CA 92130

SEPARATION AND RELEASE AGREEMENT
This agreement sets forth the substance of the transition and separation agreement (the “Agreement”) that Skye Bioscience, Inc. (the “Company”) is offering to you, Punit Dhillon, to aid in your employment transition.
1.Separation and Transition Period. Your last day of employment with the Company will be referred to as the “Separation Date.” The Separation Date will be August 31, 2027, unless you resign or the Company terminates your employment prior to that date. Between now and the Separation Date (the “Transition Period”), you will perform all job duties requested by the Company. You will continue to be paid your full-time base salary, and you will continue to be eligible for employee benefits during the Transition Period, subject to any terms and conditions of the applicable benefits plans. You agree that except as amended by this Agreement, the terms of your Executive Employment Agreement with the Company dated August 10, 2020 (the “Employment Agreement”), which is attached hereto as Exhibit A and is incorporated herein by reference, will continue in full force and effect throughout the Transition Period. To the extent there is any conflict between the terms of this Agreement and the Employment Agreement, the terms of this Agreement will govern.
2.Accrued Salary and Paid Time Off. On or about the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law. Since you have been subject to the Company’s nonaccrual vacation policy, you agree that you do not have any accrued vacation or other paid time off and thus are not owed and will not be paid out for any accrued vacation or other paid time off.
3.RSU Grant. The Board has approved a grant to you of 1,090,000 restricted stock units (the “RSUs”) pursuant to the Company’s Amended and Restated Omnibus Equity Incentive Plan and the applicable restricted stock unit award agreement. If vested, each RSU represents the right to receive on August 31, 2027, one (1) share of the Company’s common stock. The RSUs will vest upon the earlier of your continued employment through August 31, 2027, or the termination of your employment by the Company without Cause (as defined below), provided that in either case, you timely sign and return to the Company the Separation Date Release attached as Exhibit B hereto. If prior to August 31, 2027, you resign your employment for any reason or the Company terminates your employment for Cause or due to your death or disability as set forth in Sections IV.B and C of the Employment Agreement (“Death or Disability”), the RSUs will not vest and will be forfeited as of the Separation Date.
4.Severance Payment. If your employment is terminated by the Company without Cause prior to August 31, 2027, and you: (i) satisfactorily perform your job duties through the Separation Date, as determined by the Company in its sole good faith discretion, (ii) timely sign and return this Agreement to the Company and timely sign and return the Separation Date Release attached as Exhibit B to this Agreement within ten (10) calendar days after the Separation Date, and (iii) comply with all of your obligations under all agreements between you and the Company, including (without limitation) this Agreement, the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit C (the “PIIA”) and the Employment Agreement (the conditions described in (i)-(iii) shall be referred to collectively as the “Preconditions”), then the Company will pay you, as severance, an amount equivalent to the base salary you otherwise would have earned, the amount of any health insurance benefits premiums the Company would have otherwise paid on your behalf between the Separation Date and August 31, 2027, had you continued employment through August 31, 2027, plus an amount equivalent to the prior twelve months of health insurance premiums paid on your behalf by the Company (the “Severance”). If your employment terminates on August 31, 2027, and you meet the Preconditions set forth above, the Company will pay you Severance in an amount equivalent to the prior twelve months of health insurance premiums paid on your behalf by the Company. In the event that you terminate employment prior to August 31, 2027, any Severance will be paid subject to all applicable payroll deductions and tax withholding in equal installments on the Company’s regular payroll dates after the Separation Date through August 31, 2027. The first such installment payment will be made on the next payroll date that occurs after at least five (5) business days following the date you sign and return the Separation Date Release to the Company. If you terminate employment on August 31, 2027, any Severance will be paid in a single lump sum amount within 10 business days after you sign and return the Separation Date Release to the Company.
a.Early Resignation. If you resign your employment prior to August 31, 2027, your compensation and benefits will immediately cease. You will receive the final pay as described in Section 2 above, but you will not be eligible to receive Severance or any other benefits pursuant to the terms of this Agreement.
b.Termination for Cause, or Due to Death or Disability. If the Company terminates your employment for Cause, or due to Death or Disability, you (or your estate or heirs) will receive the final pay as described in Section 2 above, but you will not be entitled to receive Severance or any other benefits under this Agreement. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) your failure to satisfactorily perform your job duties, or satisfactorily provide assistance with regard to the transition of your responsibilities, as determined by the Company in its good faith discretion; (ii) your conviction of any felony crime involving moral turpitude or dishonesty; (iii) your participation in any fraud against the Company; (iv) your conduct that is injurious to the Company, monetarily or otherwise; (iv) intentional damage to any property of the Company by you; or (vi) your material breach of any agreement with the Company, including (without limitation) the PIIA.
5.Health Insurance. Your Company-provided health insurance benefits coverage will end on the last day of the month in which the Separation Date occurs. To the extent provided by the California COBRA (“Cal-COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after that date.
6.Advisor Assistance and Continued Vesting. Provided that you do not resign early, your employment is not terminated by the Company for Cause, or due to Death or Disability, and you meet the Preconditions set forth above, the Advisor Agreement attached hereto as Exhibit D and incorporated herein by reference, if signed by you and the Company, will become effective the day after the Separation Date (the “Advisor Agreement”).
7.Equity Treatment. Other than the RSUs described in Section 3 above, your equity as granted during employment will continue to vest, pursuant to schedules set forth in your equity grant notices, during the time period you continue to work as an advisor for the Company pursuant to the Advisor Agreement. In addition, if a “Change in Control” (as defined in the Company’s Amended and Restated Omnibus Incentive Plan) occurs during the Transition Period or the term of the Advisor Agreement, then all equity awards held by you (other than the RSUs described in Section 3 above) shall become fully vested and exercisable immediately prior to the consummation of such Change in Control. Additionally, in no event shall the post-termination exercise period applicable to your vested stock options be less than the later of twelve (12) months after the date of any such Change in Control, or ninety (90) days after the expiration or termination of the Advisor Agreement. The Parties agree that this section supersedes any contrary provisions in the Company’s equity plans, award agreements, or other documents governing the equity awards. The Company shall take all necessary corporate action to effectuate this provision, including obtaining the Company’s Board of Directors approval if required. These obligations shall be binding upon any successor or acquiring entity.
8.Continuation of Indemnification Rights. The Indemnification Agreement entered into between you and the Company as of December 17, 2018 (the “Indemnification Agreement”), which is attached hereto as Exhibit E and incorporated herein by reference, shall remain in full force and effect and shall apply through the remainder of your employment and the entire period during which you provide services to the Company as an advisor pursuant to the Advisor Agreement. The Parties agree that the continuation of indemnification protections set forth herein and therein is a material inducement to your agreement to transition to an advisory role and to enter into this Agreement.
9.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity. The amounts contained herein are in full satisfaction of any and all of the Company’s compensation-related obligations to you. If you breach your obligations under this Agreement, the PIIA or the Advisor Agreement, the Company has the right to terminate the Advisor Agreement and stop payment of any outstanding Severance and claw back any already paid amount.
10.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
11.Release of Claims.
a.General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you on behalf of yourself and your heirs, executors, representatives, administrators, agents, and assigns (the “Releasors”) hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Released Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
b.Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the

Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory or common law claims, including, without limitation, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Family Rights Act and the California Labor Code.
c.Civil Code Section 1542 waiver. You also acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release ad that if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to any claims you may have against the Released Parties.
d.Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, the Indemnification Agreement, applicable law, or applicable directors and officers liability insurance; (ii) any claims under the California Fair Employment and Housing Act and other claims that cannot be waived by law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims that arise after the date you execute this Agreement, including (without limitation) any claims for breach of this Agreement.
e.Protected Rights and Permitted Communications. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to any Government Agency (including, without limitation, the right to receive an award from the Securities and Exchange Commission’s whistleblower program), you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief, including monetary recovery, based on any claims that you have released and any rights you have waived by signing this Agreement. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Releasors is a party. Nothing in this Agreement waives your right to testify in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged unlawful acts in the workplace (including, but not limited to, sexual harassment) on the part of any of the Released Parties in the event that you are required or requested to attend such a proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature. In addition, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Furthermore, this Agreement shall not in any way limit your right to disclose factual information related to a claim filed in a civil action or a complaint filed in an administrative action regarding any act described in California Code of Civil Procedure Section 1001(a), including (without limitation) an act of workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting harassment or discrimination, as described in subdivisions (a), (h), (i), (j) and (k) of Section 12940 of the California Government Code. Moreover, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act to engage in protected concerted activity, including speech, or restricts you from assisting others to engage in such communications or activity or from assisting the NLRB in vindicating employee rights under the National Labor Relations Act. You further acknowledge that you are not required to obtain the Company’s prior authorization before engaging in any of the protected activities and communications described in this section, nor are you required to inform the Company about such activities or communications. You understand that any such activities or communications will not be considered a breach of your obligations under this Agreement.
12.Confidential Information Obligations. As a condition to your receipt of any Severance and other benefits provided under this Agreement, you agree that the terms and conditions outlined in the PIIA, which is attached hereto as Exhibit C and incorporated herein by reference, will remain in effect and you will continue to abide by all of your obligations under the PIIA. In particular, and without limitation, you must timely execute and return to the Company the Termination Certificate Concerning Company Proprietary Information in the form set out on Exhibit B of the PIIA.
13.Non-disparagement. Except as permitted by the “Protected Rights and Permitted Communications” section above, you agree that following the Separation Date, you will not disparage any of the Released Parties in any manner likely to be harmful to any of their business, business reputation or personal reputation. Notwithstanding the foregoing, you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. For purposes of this Agreement, “disparage” shall mean to make, publish or communicate any negative, belittling or derogatory statement, whether oral or written. You agree that the obligations under this section include (without limitation) refraining from publishing any disparaging remark on any blog, online social network or any other website (including, but not limited to, www.glassdoor.com), whether or not such comments are made anonymously.
14.Cooperation. You agree that during the Transition Period and after the Separation Date, you will continue to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
15.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
16.Consideration Periods. To accept this Agreement, you must sign and return it to the Company within ten (10) calendar days after it is presented to you (the “Consideration Period”). In addition, in order for the Advisor Agreement to become effective and for you to receive other benefits under this Agreement, you must sign and return the Separation Date Release on or within ten (10) calendar days after the Separation Date. Please do not sign the Separation Date Release before the Separation Date.
17.Other Agreements. You also acknowledge and agree that:
(a)    You are entering into this Agreement knowingly, voluntarily, and with full knowledge that it shall become a binding and enforceable contract affecting your legal rights. You have not been coerced, threatened, or intimidated into signing the Agreement;
(b)    You have a right to consult an attorney regarding this Agreement and have been provided with the opportunity to consult with an attorney during the 10-day Consideration Period under this Agreement;
(c)    In the event that you sign this Agreement prior to the end of your 10-day Consideration Period, your decision to shorten your Consideration Period is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the Consideration Period, or by offering more favorable terms for signing the Agreement prior to the expiration of the Consideration Period;
(d)    You have read this Agreement in its entirety and you understand and accept the terms and conditions of the Agreement;
(e)    You understand that you may hereafter discover facts different from or in addition to those you now believe to be true and that the release herein shall remain in effect as a complete and general release, notwithstanding any such different or additional facts; and
(f)    You understand that this Agreement includes the compromise of any disputed claims.
18.Miscellaneous. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other such promises, warranties or representations, including, without limitation, the Severance and Termination for Cause provisions in Sections III.B and IV.A of the Employment Agreement and Exhibit A thereto. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the Parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me within ten (10) calendar days after the date it is presented to you, and sign and return the Separation Date Release on or within ten (10) calendar days after the Separation Date. The Company’s offer contained herein will automatically expire if you do not sign and return the Agreement within the Consideration Period.

[signature page to follow]

Skye Bioscience, Inc.

By: /s/ Paul Grayson
Name: Paul Grayson
Title: Chairman of Board
Date: August 11, 2026
I have read, understand and agree fully to the foregoing Agreement:

By: /s/ Punit Dhillon
Name: Punit Dhillon

Date: August 11, 2026

Exhibit A
Executive Employment Agreement

Exhibit B
Separation Date Release
(To be signed on or within ten (10) calendar days after the Separation Date)

In consideration for the Transition Period, the RSUs, the Advisor Agreement and other benefits provided to me by Skye Bioscience, Inc. (the “Company”) pursuant to the terms and conditions of the Separation and Release Agreement between me and the Company (the “Agreement”), I hereby give the following Separation Date Release (the “Release”). (Capitalized terms used in this Release shall be as defined in the Agreement except as otherwise defined below.)

On behalf of myself and the Releasors, I hereby generally and completely release, acquit and forever discharge the Released Parties from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Agreement. This general release includes, but is not limited to: ((i) all claims arising from or in any way related to my employment with the Company or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company acquired on or before the date I sign this Release; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory or common law claims, including, without limitation, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Family Rights Act, the California Fair Employment and Housing Act and the California Labor Code. I intend for this release to be enforced to the fullest extent permitted by law.
Notwithstanding the foregoing, I am not releasing the Company hereby from: (i) any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, the Indemnification Agreement, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims that arise after the date I execute this Release, including (without limitation) any claims for breach of the Agreement. In addition, I understand that nothing in this Release prevents me from engaging in any of the Protected Rights and Permitted Communications set forth in Section 11.e of the Agreement.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law in California or any other jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have: been paid all compensation owed and for all hours worked as an employee of the Company; received all leave and leave benefits and protections for which I was eligible, or otherwise; and not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
Except as permitted by the Company so that I can satisfy any obligations under the Advisor Agreement, I represent and warrant that I have returned to the Company all Company documents (and all copies thereof) and other Company property in my possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). I further represent that I have made a diligent search to locate any such documents, property and information. If I have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, I represent that I have provided the Company with a computer-useable copy of such information and permanently deleted and expunged such Company confidential or proprietary information from those systems; and I agree to provide the Company access to my system as requested to verify that the necessary copying and/or deletion is completed. I further acknowledge and agree that I no longer have access to and do not claim ownership of any Company cloud storage, social media accounts, or similar accounts. My timely compliance with the provisions of this section is a condition precedent to the Advisor Agreement becoming effective and my eligibility to receive any Severance and other consideration under this Agreement. Notwithstanding the foregoing, the Company agrees that I may retain the Company-issued laptop computer currently in my possession (the “Retained Computer”) as additional consideration for this Agreement, provided that I have met the Preconditions described in the Agreement and I have coordinated with Tailored Technologies (“Tailored Tech”) as requested to permanently and irretrievably remove and expunge all Company data, materials, and confidential or proprietary information from the Retained Computer. I agree to provide the Company and Tailored Tech access to the Retained Computer to perform and to verify completion of such removal. Ownership of the Retained Computer shall transfer to me upon Tailored Tech’s confirmation to the Company that such removal has been completed.
I understand and agree that this Separation Date Release may be pled as a full and complete defense to and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by me in breach of this Separation Date Release.
I understand that nothing contained in this Release will constitute or be treated as an admission or evidence of any liability, wrongdoing, or violation of law by any of the Released Parties.
I also acknowledge and agree that: (a) I am entering into this Release knowingly, voluntarily, and with full knowledge that it shall become a binding and enforceable contract affecting my legal rights. I have not been coerced, threatened, or intimidated into signing this Release; (b) I have a right to consult an attorney regarding this Release and have been provided with the opportunity to consult with an attorney during the ten (10) calendar days provided to me to consider entering into this Release (the “Consideration Period”); (c) in the event that I sign this Release prior to the end of my Consideration Period, my decision to shorten my Consideration Period is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the severance benefits offered prior to the expiration of the Consideration Period, or by offering more favorable terms for signing the Release prior to the expiration of the Consideration Period; (d) I have read this Release in its entirety and I understand and accept the terms and conditions of the Release; (e) I understand that I may hereafter discover facts different from or in addition to those I now believe to be true and that the release herein shall remain in effect as a complete and general release, notwithstanding any such different or additional facts; and (f) I understand that this Release includes the compromise of any disputed claims.
I agree that if any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.
I acknowledge that I must sign this Release and return it to the Company on or within ten (10) calendar days after the Separation Date, in order for it to become effective.
I have carefully read and fully understand this Release, and I agree to be bound by its terms.
(Please do not sign this Separation Date Release before the Separation Date.)

                        Punit Dhillon

                        Date

Exhibit C
Employee Proprietary Information and Inventions Agreement

Exhibit D
Advisor Agreement

Exhibit E
Indemnification Agreement